Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Rocket Pharmaceuticals, Inc. on Form S-3 (No. 333-225896) and Forms S-8 (Nos. 333-204501, 333-212308, 333-216892 and 333-223488) of our report dated March 8, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, which report is included in this Annual Report on Form 10-K to be filed on or about March 8, 2019.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
New York, New York
March 8, 2019